UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2017

AGENUS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Forbes Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 781-674-4400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, Agenus Inc. and its wholly-owned subsidiary, Agenus Switzerland Inc. (formerly known as 4-Antibody AG) (together, “Agenus”), are parties to a License, Development and Commercialization Agreement with Incyte Corporation and a wholly-owned subsidiary thereof (together, “Incyte”) dated January 9, 2015 (the “Collaboration Agreement”). Pursuant to the terms of the Collaboration Agreement, the parties have been developing antibodies directed at seven checkpoint targets: GITR, OX40, TIM-3, LAG-3 and three undisclosed targets. The programs targeting GITR, OX40 and two of the undisclosed targets were profit-share programs, with the parties sharing all costs and profits on a 50:50 basis. The programs targeting TIM-3, LAG-3 and one of the undisclosed targets were royalty-bearing programs, with Incyte paying all costs and Agenus eligible to receive milestones and royalties generally ranging from 6-12%.

On February 14, 2017, the parties amended the Collaboration Agreement by entering into a First Amendment to License, Development and Commercialization Agreement (the “Amendment”). Pursuant to the terms of the Amendment, the GITR and OX40 programs immediately converted from profit-share programs to royalty-bearing programs with Agenus now eligible to receive a flat 15% royalty on global net sales should any candidates from either of these two programs be approved. Incyte is now responsible for global development and commercialization and all associated costs for these programs. In addition, the profit-share programs relating to the two undisclosed targets were removed from the collaboration, with one reverting to Incyte and one to Agenus. Should any of those programs be successfully developed by a party, the other party will be eligible to receive the same milestone payments as the royalty-bearing programs and royalties at a 15% rate on global net sales. The terms for the remaining three royalty-bearing programs targeting TIM-3, LAG-3 and one undisclosed target remain unchanged, with Incyte being responsible for global development and commercialization and all associated costs. The Amendment gives Incyte exclusive rights and all decision-making authority for manufacturing, development, and commercialization with respect to all royalty-bearing programs.

In connection with the Amendment, Incyte paid Agenus $20.0 million in accelerated milestones related to the clinical development of the antibody candidates targeting GITR and OX40. Agenus is now eligible to receive up to an additional $510.0 million in future potential development, regulatory and commercial milestones across all programs in the collaboration.

On February 14, 2017, Agenus Inc. and Incyte Corporation also entered into a Stock Purchase Agreement (the “Stock Purchase Agreement” and together with the Amendment, the “Agreements”), pursuant to which Incyte purchased 10 million shares of Agenus’ common stock (the “Shares”) at a purchase price of $6.00 per share. Incyte now owns approximately 18.1% of the outstanding shares of Agenus. Under the Stock Purchase Agreement, Incyte has agreed not to dispose of any of the Shares for a period of 12 months and to vote the Shares in accordance with the recommendations of the Agenus board of directors in connection with certain equity incentive plan or compensation matters for a period of 18 months, and Agenus has agreed to certain registration rights with respect to the Shares. Under the Amendment, the parties also revised the existing standstill provision to permit Incyte’s acquisition of the Shares, but Incyte is precluded from acquiring any additional shares of Agenus’ voting stock until December 31, 2019.

The foregoing descriptions of the Agreements do not purport to be complete and are qualified in their entirety by reference to the text of the Agreements, which will be filed as exhibits to Agenus’ Quarterly Report on Form 10-Q for the quarter ending March 31, 2017.

On February 14, 2017, Agenus and Incyte issued a joint press release relating to the Agreements. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02 in its entirety. The Shares were sold to Incyte Corporation in reliance upon an exemption from registration afforded by Section 4(a)(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder, as the transaction does not involve any public offering. Incyte Corporation has represented to Agenus that it is an “accredited investor” within the meaning of Regulation D.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit

99.1	Press release issued by Incyte Corporation and Agenus Inc. dated February 14, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2017	AGENUS INC.

	By:	/s/ Christine M. Klaskin
Christine M. Klaskin
VP, Finance

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release issued by Incyte Corporation and Agenus Inc. dated February 14, 2017.